Exhibit 10.1

THE SECURITY REPRESENTED HEREBY, AND THE SECURITIES ISSUABLE UPON CONVERSION OR REDEMPTION HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

VEMICS, INC.

PROMISSORY NOTE,
LOAN AND SECURITY AGREEMENT
BRIDGE FUNDING

US$1,200,000

FOR VALUE RECEIVED, Vemics, Inc., a corporation duly organized and validly existing under the laws of the state of Nevada (the “Company”), promises to pay to Sonoran Pacific Resources, LLP, an Arizona limited liability partnership, the registered holder of this secured convertible promissory note (“Note”) and its successors and assigns (the “Holder”), the principal sum of One Million Two Hundred Thousand Dollars ($1,200,000) (“Loan Proceeds”) in accordance with the terms hereof, and interest on the principal sum outstanding in accordance with the terms hereof.  Accrual of interest on the outstanding principal amount shall commence on the date hereof and shall continue until payment in full of the outstanding principal amount has been made or duly provided for, or until the entire outstanding principal amount of the Note has been converted.

This Note has been issued in the aggregate principal amount of $1,200,000 (collectively, the “Loan Proceeds”).  The Loan Proceeds shall be paid to the Company as follows: (i) $200,000 previously paid by wire transfer on March 5, 2008, (ii) $20,000 as interest accrued on said initial principal advance from the date of advance through the date hereof and added to the outstanding principal on the date hereof, (iii) $75,000 by wire transfer on the date hereof, (iv) $300,000 by wire transfer on or before April 25, 2009, and (v) the balance in monthly draw requests by the Company on or before the 2nd  of each month as a supplement to the Company’s cash receipts subject to the reasonable approval of Holder.

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1.    Closing Fee.  Immediately upon the execution hereof, the Company shall issue to Holder 4,000,000 shares of its common stock, par value $0.001 per share (“Common Stock”).
2.    Principal Repayment and conversion options.  The outstanding principal amount of this Note and any and all accrued but unpaid interest thereon shall be payable on or before December 31, 2009 (the “Maturity Date”), unless this Note has been converted or redeemed at the Holder’s written consent.  The Company may prepay all or any portion of this Note at any time provided the prepayment includes an additional 50% redemption fee with respect to the amount prepaid. ( example; principal, interest due plus 50% redemption fee).

3.                Interest.  The Holder shall receive interest on the outstanding principal amount of this Note at the rate of Fifteen Percent (15.0%) per annum.  Interest shall be due and payable on the last day of each month hereafter and on the Maturity Date.  Accrued interest may be drawn from the undisbursed Loan Proceeds and shall be so drawn if not otherwise timely paid by the Company.  Interest payments drawn from the Loan Proceeds shall be added to the principal balance outstanding immediately upon being so drawn. In the event the Loan Proceeds have been fully drawn and the Company fails to pay interest timely before the Maturity Date, then all of the provisions of Section 5(c)(iii) shall become immediately effective so that the interest rate becomes 25% per annum, the additional Common Stock and warrants are immediately issued by the Company, and the New Balance is repaid according to the terms therein stated.

4.               Security. The Holder shall receive a security interest in as described in Exhibit “A” attached hereto in all of the Collateral as defined therein, with such rights and remedies as described therein.

5.                Conversion.  The primary intent of the Company and the Holder is that this Note is to be repaid in cash plus interest. The options listed below are for the Holder’s benefit only.

(a)           Optional Conversion.  From and after the date hereof, Holder may elect, at its option, to convert all or any portion of the outstanding Loan Proceeds into shares of Preferred Stock of the Company (“Preferred Stock”), at the Conversion Price. The Conversion Price shall be $67,500 per share of Preferred Stock of the Company, which amount is determined by dividing the sum of  the full potential Loan Proceeds ($1,200,000) plus the full 50% redemption fee ($600,000), as hereafter described, by 28 shares of Preferred Stock. Each share of Preferred Stock issued shall be immediately automatically converted into Common Stock or at such time determined by the Holder, equal to 1% of the equity ownership in the Company. Equity ownership shall include all issued Common Stock including all shares of Common Stock to be issued to the Holder upon conversion of the portion of the Note to be converted,  and all outstanding warrants and options that have exercise prices up to double the average trading day price for the previous 20 days prior to conversion into Common Stock. The option to convert the outstanding Loan Proceeds into equity will expire 24 hours prior to a capital raise by the Company of a minimum of $10,000,000 (Ten Million Dollars), provided the Company has given the Holder at least ten days prior written notice of such expiration and the details of such capital raise.

(b)           Mechanics of Conversion.  Upon any conversion of the outstanding principal amount of this Note, (i) such principal amount converted shall be converted and such converted portion of this Note shall become fully paid and satisfied, (ii) the Holder shall surrender and deliver the original Note, together with its written election of exercise of the conversion rights including a statement as to the portion of the Note being converted, to the Company’s office or such other address which the Company shall designate against delivery of the certificates representing Common Stock of the Company; (iii) the Company shall promptly deliver a new duly executed Note to the Holder in the principal amount, if any, that remains outstanding after any such conversion; and (iv) in exchange for all or any portion of the surrendered Note described in clause (ii) of this Section 5(b), the Company shall provide the Holder with irrevocable instructions addressed to the Company’s transfer and exchange agent, as applicable, to issue the appropriate number of shares of Common Stock.

(c)           Repayment Option. The Holder shall have the option at the Maturity Date to redeem this Note for cash as follows:

(i) Total value of the Note at the Maturity Date shall be $1,800,000 (One Million Eight Hundred Thousand Dollars), assuming the full Loan Proceeds have been drawn by the Company, plus 4 million warrants priced at $.05 with five years to execute.

(ii) This amount includes the principle of $1,200,000 (One Million Two Hundred Thousand Dollars) and a 50% redemption fee equal to $600,000 (Six Hundred Thousand Dollars)assuming all funds have been drawn by the Company.

(iii) In the event that the Company does not repay the entire amount owing on or before the Maturity Date and the Holder does not convert the entire amount owing into equity, the Company shall repay the Note balance as follows:

(a) The remaining outstanding balance of the Loan Proceeds, together with the 50% redemption fee thereon, shall be doubled and the resultant amount shall be the amount owing under the Note.  For example, if the outstanding balance of the Loan Proceeds is $1,200,000, then the 50% redemption fee is $600,000, totaling $1,800,000, which when doubled equals $3,600,000 which would be the new amount owing under the Note. Or, if the entire Loan Proceeds of $1,200,000 has been advanced to the Company and the Company has previously paid $500,000 principal and $250,000 as the redemption fee thereon, or such amount has been converted into Common Stock at the election of the Holder, then the balance of the Loan Proceeds outstanding would be $700,000 and the redemption fee thereon would be $350,000, or $1,050,000 in total, when doubled would be $2,100,000 which would be the new amount owing under the Note. The new amount owing under the Note (“New Balance”) shall be paid as follows:

(A)  Interest shall accrue at the rate of twenty-five (25%) percent per annum on the outstanding Loan Proceeds plus the 50% redemption fee thereon from the original Maturity Date until paid in full.

(B)  One-fourth of the New Balance plus a warrant (in the form attached hereto as Exhibit “B”) to purchase 9,960,000 shares of Common Stock of the Company at $0.05 per share for an exercise period of five years, plus 8,000,000 shares of Common Stock of the Company shall be immediately paid on or before December 31, 2009;

(C)  One-fourth of the New Balance plus accrued interest shall be paid on or before March 31, 2010;

(D)  One-fourth of the New Balance plus accrued interest shall be paid on or before June 30, 2010;

(E)   The remaining balance of the New Balance plus accrued interest shall be paid on or before September 30, 2010.

(d)                    Issue Taxes.  The Company shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of shares of Common Stock on conversion of this Note pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by Holder in connection with any such conversion.

(e)                    Elimination of Fractional Interests.  No fractional shares of Common Stock shall be issued upon conversion of this Note, nor shall the Company be required to pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated and that all issuances of the Common Stock shall be rounded up to the nearest whole share.

(f)                    Warrants.  Upon the date hereof the Company shall issue 480,000 warrants (in the form attached hereto as Exhibit “B”) convertible into of Common Stock at a price of $.05 per share, with five years to convert.

6.           Early Repayment by May 31, 2009. If the Company repays the entire Note on or before May 31, 2009, such early repayments shall be the sum of the following:

(a)	All outstanding advances of Loan Proceeds;

(b)	All accrued unpaid interest;

(c)	A redemption fee equal 50% of the outstanding advances of the loan proceeds

(d)
A warrant (in the form attached hereto as Exhibit “B”) to purchase 2,500,000 shares of the Company’s Common Stock at a price of $0.05 per share and with a five year exercise period; ( note: this supersedes the 4 million warrants that would be due if the note is fully drawn and runs to the maturity date. This does not supersede the original 480,000 warrants issued upon execution of this note)

(e)
2,500,000 shares of the Company’s Common Stock, provided if the Company has issued 4,000,000 shares of Common Stock to the Holder in accordance with section 1 above, then the Holder shall retain such shares and the Company shall be granted a credit against the outstanding Loan Proceeds of $75,000.

7.           Rights upon Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holder shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company or to the holders of any equity security of the Company, an amount equal to the unpaid and unconverted principal face amount of the Note and any accrued and unpaid interest thereon.

8.           Affirmative Covenants of the Company.  The Company hereby agrees that, so long as the Note remains outstanding and unpaid, or any other amount is owing to the Holder hereunder, the Company will:

(a)           Corporate Existence and Qualification.  Take the necessary steps to preserve its corporate existence and its right to conduct business in all states in which the nature of its business requires qualification to do business.

(b)           Books of Account.  Keep its books of account in accordance with good accounting practices.

(c)           Insurance.  Maintain insurance with responsible and reputable insurance companies or associations, as determined by the Company in its sole but reasonable discretion, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates.

(d)           Preservation of Properties; Compliance with Law.  Maintain and preserve all of its properties that are used or that are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and comply with the charter and bylaws or other organizational or governing documents of the Company, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon the Company or any of its property or to which each the Company or any of its property is subject.

                (e)           Taxes.  Duly pay and discharge all taxes or other claims, which might become a lien upon any of its property except to the extent that any thereof are being in good faith appropriately contested with adequate reserves provided therefor.

(f)           Reservation of Shares.  The Company shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock issuable upon conversion of this Note and exercise of the Warrants to provide for the issuance of all of such shares.  Prior to complete conversion of this Note and exercise of the Warrants, the Company shall not reduce the number of shares of Common Stock reserved for issuance hereunder without the written consent of the Holder except for a reduction proportionate to a reverse stock split effected for a business purpose other than affecting the requirements of this Section, which reverse stock split affects all shares of Common Stock equally.

(g)           Use of Proceeds.  The proceeds of the Note will be used for working capital purposes.

                                (h)           Financial Information.  The company shall maintain its filings with the Securities and Exchange Commission pursuant to Section 13 or Section 15 of the Exchange Act.

9.           Negative Covenants of the Company.  The Company hereby agrees that, so long as all or any portion of this Note remains outstanding and unpaid it will not, nor will it permit any of its subsidiaries, if any, without the consent of the  Holder (as defined in Section 16 hereof), to:

(a)           Indebtedness for Borrowed Money.  Without the prior written consent of the Holder, incur, or permit to exist, any new Indebtedness (as defined below) for borrowed money in excess of $50,000 during each fiscal year of the Company,  except in the ordinary course of the Company’s business.  For purposes of this Note, “Indebtedness” shall mean (a) all obligations of the Company for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Company evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of the Company for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue beyond such period as is commercially reasonable for the Company’s business, (d) all obligations of the Company under conditional sale or other title retention agreements relating to property purchased by the Company, (e) all payment obligations of the Company with respect to interest rate or currency protection agreements, (f) all obligations of the Company as an account party under any letter of credit or in respect of bankers’ acceptances, (g) all obligations of any third party secured by property or assets of such Person (regardless of whether or not the Company is liable for repayment of such obligations), except for obligations to secure Indebtedness incurred within the limitations of this Section 9(a); (h) all guarantees of the Company and (i) the redemption price of all redeemable preferred stock of the Company, but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Maturity Date.

(b)           Mergers, Acquisitions and Sales of Assets.   Enter into any merger or consolidation or liquidate, windup or dissolve itself or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets or technologies (other than sales of inventory and obsolescent equipment in the ordinary course of business); except: (i) if the Company is the surviving corporation and a change in control has not occurred, (ii) that any subsidiary of the Company may merge into or consolidate with any other subsidiary which is wholly-owned by the Company, and (iii) any subsidiary which is wholly-owned by the Company may merge with or consolidate into the Company provided that the Company is the surviving corporation.

(c)           Loans.  Lend or advance money, credit or property to (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other Person except (i) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000; (iii) accounts receivable arising out of sales in the ordinary course of business; and (iv) loans to subsidiaries, if any.

(d)           Dividends and Distributions.  Pay dividends or make any other distribution on shares of the capital stock of the Company.

(e)           Liens.  Create, assume or permit to exist, any lien on any of its property or assets now owned or hereafter acquired except (i) liens in favor of the Holder; (ii) liens granted to secure Indebtedness incurred within the limitations of Section 9(a) hereof; (iii) liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially impair the use thereof in the operation of its business; (iv) liens for taxes or other governmental charges which are not delinquent or which are being contested in good faith and for which a reserve shall have been established in accordance with generally accepted accounting principles; and (v) purchase money liens granted to secure the unpaid purchase price of any fixed assets purchased within the limitations of Section 9(h) hereof.

(f)           Contingent Liabilities.  Assume, endorse, be or become liable for or guarantee the obligations of any Person, contingently or otherwise, excluding however, the endorsement of negotiable instruments for deposit or collection in the ordinary course of business or guarantees of the Company made within the limitations of Section 9(a) hereof.

(g)           Sales of Receivables; Sale - Leasebacks.  Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company, with or without recourse, except for the purpose of collection in the ordinary course of business; or sell any asset pursuant to an arrangement to thereafter lease such asset from the purchaser thereof.

(h)           Capital Expenditures; Capitalized Leases.  Expend in the aggregate for the Company and all its subsidiaries in excess of $100,000 in any fiscal year for Capital Expenditures (as defined below), including payments made on account of Capitalized Leases (as defined below).  “Capital Expenditures” shall mean for any period, the aggregate amount of all payments made by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment which, in accordance with generally accepted accounting principles, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable with respect to Capitalized Lease Obligations and interest which are required to be capitalized in accordance with generally accepted accounting principles.  “Capitalized Lease” shall mean any lease the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations.  “Capitalized Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles and, for purposes of this Note, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

(i)           Nature of Business.  Materially alter the nature of the Company’s business or otherwise engage in any business other than the business engaged in or proposed to be engaged in on the date of this Note.

(j)           Stock of Subsidiaries.  Sell or otherwise dispose of any subsidiary, if any, or permit a subsidiary, if any, to issue any additional shares of its capital stock except pro rata to its stockholders.

(k)           ERISA.  (i) Terminate any plan (“Plan”) of a type described in Section 402l(a) of the Employee Retirement Income Security Act of l974, as amended from time to time (“ERISA”) in respect of which the Company is an “employer” as defined in Section 3(5) of ERISA so as to result in any material liability to the Pension Benefit Guaranty Corporation (the “PBGC”) established pursuant to Subtitle A of Title IV of ERISA, (ii) engage in or permit any person to engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended) involving any Plan which would subject the Company to any material tax, penalty or other liability, (iii) incur or suffer to exist any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (iv) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to the PBGC by reason of termination of any Plan.

(l)           Accounting Changes.  Make, or permit any subsidiary to make any change in their accounting treatment or financial reporting practices except as required or permitted by generally accepted accounting principles in effect from time to time.

(m)           Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction, with any Affiliate (as defined below) except in the ordinary course of business and at prices and on terms not less favorable to it than those which would have been obtained in an arm’s-length transaction with a non-affiliated third party.  “Affiliate” as applied to any Person, shall mean any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

10.           Events of Default.  The Note shall become immediately due and payable at the option of the Holder, without notice or demand, upon any one or more of the following events or occurrences (“Events of Default”):

(a)           if any portion of the Note is not paid when due;

(b)           if any representation or warranty of the Company made in this Note, or in any certificate, report or other financial statement or other instrument or document delivered pursuant hereto, or any notice, certificate, demand or request delivered to the Holder pursuant to this Note or any other document proves to be false or misleading in any material respect as of the time when the same is made;

(c)           if the Company consummates a transaction which would cause this Note or any exercise of any Holder’s rights under this Notes and the Warrants (i) to constitute a non-exempt prohibited transaction under ERISA, (ii) to violate a state statute regulating governmental plans or (iii) otherwise to subject the Company to liability for violation of ERISA or such state statute;

(d)           if any final judgment for the payment of money is rendered against the Company and the Company does not discharge the same or cause it to be discharged or vacated within one hundred twenty (120) days from the entry thereof, or does not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, and does not secure a stay of execution pending such appeal within one hundred twenty (120) days after the entry thereof;

(e)           subject to the provisions of Section 9(e) hereof, if any taxes are not paid before delinquency;

(f)           if the Company makes an assignment for the benefit of creditors or if the Company generally does not pay its debts as they become due;

(g)           if a receiver, liquidator or trustee of the Company is appointed or if the Company is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in, by the Company or if any proceeding for the dissolution or liquidation of the Company is instituted; however, if such appointment, adjudication, petition or proceeding is involuntary and is not consented to by the Company, upon the same not being discharged, stayed or dismissed within 60 days;

(h)           if the Company defaults under any other mortgage or security agreement covering any part of its property;

(i)           except for specific defaults set forth in this Section 10, if the Company defaults in the observance or performance of any other term, agreement or condition of this Note, and the Company fails to remedy such default within thirty (30) days after notice by the Holder to the Company of such default, or, if such default is of such a nature that it cannot with due diligence be cured within said thirty (30) day period, if the Company fails, within said thirty (30) days, to commence all steps necessary to cure such default, and fails to complete such cure within ninety (90) days after the end of such thirty (30) day period; and

(j)           if any of the following exist uncured for forty-five (45) days following written notice to the Company: (i) the failure of any representation or warranty made by the Company to be true and correct in all material respects or (ii) the Company fails to provide the Holder with the written certifications and evidence referred to in this Note.

11.           Holder Not Deemed a Stockholder.  No Holder, as such, of this Note shall be entitled (prior to conversion or redemption of this Note into Common Stock, and only then to the extent of such conversion) to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights at law of a stockholder of the Company prior to the issuance to the holder of this Note of the shares of Common Stock which the Holder is then entitled to receive upon the due conversion of all or a portion of this Note.  Notwithstanding the foregoing, the Company will provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

12.           Confidential Information.  The Holder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 12 by the Holder), (ii) is or has been independently developed or conceived by the Holder without use of the Company's confidential information or (iii) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Holder may disclose confidential information to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company or as may be required by law, provided that the Holder takes reasonable steps to minimize the extent of any such required disclosure.

13.           Waiver of Demand, Presentment, Etc.  The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, default and nonpayment, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder, and all rights of set-off, defenses, deduction or counterclaim with respect to any amount owing hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

14.           Payment.  Except as otherwise provided for herein, all payments with respect to this Note shall be made in lawful currency of the United States of America, at the option of the Holder, (i) at the principal office of the Holder, located at 10446 N. 74th Street, Suite 120, Scottsdale, AZ 85258, or such other place or places as may be reasonably specified by the Holder of this Note in a written notice to the Company at least ten (10) business days before a given payment date, or (ii) by mailing a good check in the proper amount to the Holder at least two days prior to the due date of each payment or otherwise transferring funds so as to be received by the Holder on the due date of each such payment; provided, however, that the Company shall make payment by wire transfer to an account such Holder may specify in writing to the Company at least two days prior to the due date of each payment.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.  The Holder shall keep a record of each payment of principal and interest with respect thereto.

15.           Assignment.  The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, administrators and transferees of the parties hereto.  Notwithstanding the foregoing, neither the Company nor the Holder may  assign, pledge or otherwise transfer this Note without the prior written consent of the other.  Interest and principal are payable only to the registered Holder of this Note in the Note Register.

               16.           Waiver and Amendment.  Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

17.           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by facsimile transmission, to the Company at the address or facsimile number set forth herein or to the Holder at its address or facsimile number set forth in the records of the Company.  Any party hereto may by notice so given change its address for future notice hereunder.  Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered or, if notice is given by facsimile transmission, when delivered with confirmation of receipt.

18.           Governing Law; Jurisdiction.  This Note, and all matters arising directly or indirectly here from, shall be governed by and construed in accordance with the laws of the Arizona, notwithstanding the choice of law or conflicts of law principles thereof.  Each of the parties hereto hereby (i) irrevocably consents and submits to the jurisdiction of the Arizona state courts having venue in Maricopa County, Arizona and of the United States District Court for the District of Phoenix (and of the appropriate appellate courts therefrom) in connection with any suit, action or other proceeding arising out of or relating to this Note, (ii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, and (iii) agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided by the rules of such courts.

19.           Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

20.           Headings.  Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

                21.           Piggy-Back Registration Rights.  The Company covenants and agrees that in the event the Company proposes to file a registration statement under the Securities Act of 1933 with respect to the Company’s Common Stock (other than in connection with an exchange offer or a registration statement on Form S-4 or S-8 or other similar registration statements not available to register the Purchaser’s securities), the Company shall include in such registration statement the shares of the Company’s Common Stock issued hereunder to Holder as well as the shares of the Company’s Common Stock issuable upon exercise of any warrant to be issued hereunder to Holder (collectively, the “Piggy-Back Securities”). Piggy-Back registration rights shall conform to all applicable regulations at the time of registration. All additional expenses of registering the Piggy-Back Securities shall be borne by the Company, excluding underwriting commissions, if any.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

VEMICS, INC.

By:  _________________________
Name:  Fred Zolla
Title: CEO

SECURITY AGREEMENT PROVISIONS EXHIBIT “A”

1.           DEFINITIONS.

1.1           “Accounts” shall mean and include all presently existing and hereafter arising accounts, including without limitation all accounts receivable, contract rights and other forms of right to payment for monetary obligations or receivables for property sold or to be sold, leased, licensed, assigned or otherwise disposed of, or for services rendered or to be rendered owing to the Company, and any supporting obligations, credit insurance, guaranties or security therefor, irrespective of whether earned by performance.

1.2           “Agreement” shall mean and includes the Note and the Security Agreement terms contained herein, any concurrent or subsequent rider to said documents and any extensions, supplements, amendments or modifications thereto.

1.3           “Holder Expenses” shall mean and includes: all costs or expenses required to be paid by the Company under this Agreement which are paid or advanced by Holder; attorney’s fees, cost and expenses paid to Holder’s attorney in connection with the preparation of this Agreement, taxes and insurance premiums of every nature and kind of the Company paid by Holder; filing, recording, publication and search fees paid or incurred by Holder in connection with Holder's transactions with the Company; costs and expenses incurred by Holder to correct any default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, disposing of, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; costs and expenses of suit incurred by Holder in enforcing or defending this Agreement or any portion hereof, including, but not limited to, expenses incurred by Holder in attempting to obtain relief from any stay, restraining order, injunction or similar process which prohibits Holder from exercising any of its rights or remedies; and reasonable attorneys' fees and expenses incurred by Holder in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement, or any portion hereof or any agreement related hereto, whether or not suit is brought.

1.4           “Collateral” shall mean and includes all personal property of the Company, including without limitation each and all of the following: Accounts; Inventory; General Intangibles; the Company's books; all the Company's deposit accounts; all the Company's investment property (including without limitation securities and securities entitlements); all goods, instruments, documents, policies and certificates of insurance, deposits, money or other personal property of the Company in which Holder receives a security interest and which now or later come into the possession, custody or control of Holder, all the Company's equipment and fixtures; all additions, accessions, attachments, parts, replacements, substitutions, renewals, interest, dividends, distributions or rights of any kind for or with respect to any of the foregoing (including without limitation any stock splits, stock rights, voting rights and preferential rights); any supporting obligations for any of the foregoing; and the products and proceeds of any of the foregoing including, but not limited to, proceeds of insurance covering the Collateral, and any and all accounts, general intangibles, Inventory, equipment, money, deposit accounts, investment property, equipment, fixtures or other tangible and intangible property of the Company resulting from the sale or other disposition of the Collateral and the proceeds thereof and any supporting obligations or security therefor and any right to payment thereunder, and including, without limitation, cash or other property which were proceeds and are recovered by a bankruptcy trustee or otherwise as a preferential transfer by the Company. Notwithstanding anything to the contrary contained herein, Collateral shall not include any waste or other materials which have been or may be designated as toxic or hazardous by Holder.

1.5           “Event of Default" shall mean one or more of those events described in the Note or contained herein below.

1.6           “General Intangibles” shall mean and includes all of the Company's present and future general intangibles and other personal property (including without limitation all payment intangibles, electronic chattel paper, contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, plans, diagrams, schematics, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment (including without limitation, rights to payment evidenced by chattel paper, documents or instruments) and other rights under any royalty or licensing agreements, infringement claims, software (including without limitation any computer program that is embedded in goods that consist solely of the medium in which the program is embedded), information contained on computer disks or tapes, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, Inventory, and the Company's Books.

1.7           “Indebtedness” shall mean and includes any and all loans, advances, debts, liabilities (including, without limitation, any and all amounts charged to the Company's loan account pursuant to any agreement authorizing Holder to charge the Company's loan account, including attorney’s fees incurred by Holder with respect to the making of the loans set forth herein and for this Agreement and any related document), owing by the Company to Holder advanced pursuant to or evidenced by this Agreement; whether absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, any interest, fees, expenses, costs and other amounts owed to Holder that but for the provisions of the United States Bankruptcy Code would have accrued after the commencement of any Insolvency Proceeding, and further including, without limitation, all interest not paid when due, and all Holder Expenses which the Company is required to pay or reimburse by this Agreement, by law, or otherwise.

1.8           “Insolvency Proceeding" shall mean and includes any proceeding or case commenced by or against the Company, or any of the Company's account debtors, under any provisions of the Bankruptcy Code, as amended, or any other Bankruptcy or insolvency law, including, but not limited to assignments for the benefit of creditors, formal or informal moratoriums, composition or extensions with some or all creditors, any proceeding seeking a reorganization, arrangement or any other relief under the Bankruptcy Code, as amended, or any other Bankruptcy or insolvency law.

1.9           “Inventory” shall mean and includes all present and future inventory in which the Company has any interest, including, but not limited to, goods held by the Company for sale or lease or to be furnished under a contract of service and all of the Company's present and future raw materials, work in process, finished goods, together with any advertising materials and packing and shipping materials, wherever located and any documents of title representing any of the above, and any equipment, fixtures or other property used in the storing, moving, preserving, identifying, accounting for and shipping or preparing for the shipping of Inventory, and any and all other items hereafter acquired by the Company by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and the resulting product or mass, and any documents of title respecting any of the above.

Any and all terms used in the foregoing definitions and elsewhere in this Agreement shall be construed and defined in accordance with the meaning and definition of such terms under and pursuant to the Arizona Uniform Commercial Code (hereinafter referred to as the 'Uniform Commercial Code') as amended, revised or replaced from time to time. Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the Uniform Commercial Code have at all times the broadest and most inclusive meanings possible. Accordingly, if the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the Uniform Commercial Code in effect on the date of this Agreement, then such term, as used herein, shall be given such broadened meaning. If the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the Uniform Commercial Code in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.

2.0           CREATION OF SECURITY INTEREST.

2.1           Company hereby grants to Holder a continuing security interest in all presently existing and hereafter arising Collateral in order to secure prompt repayment of any and all Indebtedness owed by Company to Holder and in order to secure prompt performance by Company of each and all of its covenants and obligations under this Agreement and otherwise created. Holder's security interest in the Collateral shall attach to all Collateral without further act on the part of Holder or Company.

2.2           Holder's security interest in the Accounts shall attach to all Accounts without further act on the part of Holder or Company. Upon request from Holder, Company shall provide Holder with schedules describing all Accounts created or acquired by Company (including without limitation agings listing the names and addresses of, and amounts owing by date by account debtors), and shall execute and deliver written assignments of all Accounts to Holder all in a form acceptable to Holder; provided, however, Company's failure to execute and deliver such schedules and/or assignments shall not affect or limit Holder's security interest and other rights in and to the Accounts. Together with each schedule, Company shall furnish Holder with copies of Company's customers' invoices or the equivalent, and original shipping or delivery receipts for all merchandise sold, and Company warrants the genuineness thereof. Upon the occurrence of an Event of Default, Holder or Holder's designee may notify customers or account debtors of Holder's security interest in the Collateral and direct such customers or account debtors to make payments directly to Holder, but unless and until Holder does so or gives Company other written instructions, Company shall collect all Accounts for Holder, receive in trust all payments thereon as Holder's trustee, and, if so requested to do so from Holder, Company shall immediately deliver said payments to Holder in their original form as received from the account debtor and all letters of credit, advices of credit, instruments, documents, chattel paper or any similar property evidencing or constituting Collateral. Notwithstanding anything to the contrary contained herein, if sales of Inventory are made for cash, Company shall immediately deliver to Holder, in identical form, all such cash, checks, or other forms of payment which Company receives. The receipt of any check or other item of payment by Holder shall not be considered a payment on account until such check or other item of payment is honored when presented for payment, in which event, said check or other item of payment shall be deemed to have been paid to Holder two (2) calendar days after the date Holder actually receives such check or other item of payment.

2.3           Holder's security interest in Inventory shall attach to all Inventory without further act on the part of Holder or Company. Company will, at Company’s expense, pledge, assemble and deliver such Inventory to Holder or to a third party as Holder's bailee; or hold the same in trust for Holder's account or store the same in a warehouse in Holder's name; or deliver to Holder documents of title representing said Inventory; or evidence of Holder's security interest in some other manner acceptable to Holder. Until a default by Company under this Agreement or any other Agreement between Company and Holder, Company may, subject to the provisions hereof and consistent herewith, sell the Inventory, but only in the ordinary course of Company's business. A sale of Inventory in Company's ordinary course of business does not include an exchange or a transfer in partial or total satisfaction of a debt owing by Company.

2.4           Concurrently with Company's execution of the Note, and at any time or times hereafter at the request of Holder, Company shall (a) execute and deliver to Holder security agreements, mortgages, assignments, certificates of title, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Holder may reasonably request, in form satisfactory to Holder, to perfect and maintain perfected Holder's security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement, (b) cooperate with Holder in obtaining a control agreement in form and substance satisfactory to Holder with respect to all deposit accounts, electronic chattel paper, investment property, and letter-of-credit rights, and (c) in the event that any Collateral is in the possession of a third party, Company shall join with Holder in notifying such third party of Holder's security interest and obtaining an acknowledgment from such third party that it is holding such Collateral for the benefit of Holder. By authenticating or becoming bound by this Agreement, Company authorizes the filing of initial financing statement(s), and any amendment(s) covering the Collateral to perfect and maintain perfected Holder's security interest in the Collateral. Upon the occurrence of an Event of Default, Company hereby irrevocably makes, constitutes and appoints Holder (and any of Holder's officers, employees or agents designated by Holder) as Company's true and lawful attorney-in-fact with power to sign the name of Company on any security agreement, mortgage, assignment, certificate of title, affidavit, letter of authority, notice of other similar documents which must be executed and/or filed in order to perfect or continue perfected Holder's security interest in the Collateral, and to take such actions in its own name or in Company's name as Holder, in its sole discretion, deems necessary or appropriate to establish exclusive possession or control (as defined in the Uniform Commercial Code) over any Collateral of such nature that perfection of Holder's security interest may be accomplished by possession or control.

2.5           Effective only upon the occurrence of an Event of Default, Company appoints Holder or any other person whom Holder may designate as Company’s attorney-in-fact, with power: to endorse Company’s (or any of their names) name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Holder's possession; to sign Company’s name on any invoice or bill of lading relating to any Accounts, on drafts against account debtors, on schedules and assignments of Accounts, on verifications of Accounts and on notices to account debtors; to establish a lock box arrangement and/or to notify the post office authorities to change the address for delivery of Company's mail addressed to Company to an address designated by Holder, to receive and open all mail addressed to Company, and to retain all mail relating to the Collateral and forward all other mail to Company; to send, whether in writing or by telephone, requests for verification of Accounts; and to do all things necessary to carry out this Agreement. Company ratifies and approves all acts of the attorney-in-fact. Neither Holder nor its attorney-in-fact will be liable for any acts or omissions or for any error of judgement or mistake of fact or law. This power being coupled with an interest, is irrevocable so long as any Accounts in which Holder has a security interest remain unpaid and until the Indebtedness has been fully satisfied.

2.6           In order to protect or perfect any security interest which Holder is granted hereunder, Holder may, in its sole discretion, discharge any lien or encumbrance or bond the same, pay any insurance, maintain guards, warehousemen, or any personnel to protect the Collateral, pay any service bureau, or obtain any records, and all costs for the same shall be added to the indebtedness and shall be payable on demand.

3.           WARRANTIES. REPRESENTATIONS AND COVENANTS.

3.1           If so requested by Holder, Company shall, at such intervals designated by Holder, during the term hereof execute and deliver a Report of Accounts Receivable and Inventory or similar report, in form acceptable to Holder.

3.2           Holder shall retain its security interest in all Accounts until all Indebtedness has been fully paid and satisfied. Returns and allowances, if any, as between Company and its customers, will be on the same basis and in accordance with the usual customary practices of Company, as they exist at this time. Any merchandise which is returned by an account debtor or otherwise recovered shall be subject to this Agreement, and Holder shall retain a security interest therein. Company shall promptly notify Holder of all disputes and claims and settle or adjust them on terms approved by Holder. After default by Company hereunder, no discount, credit or allowance shall be granted to any account debtor by Company and no return of merchandise shall be accepted by Company without Holder's consent. Holder may, after default by Company, settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Holder considers advisable, and in such cases Holder will credit Company's loan account with only the net amounts received by Holder in payment of the Accounts, after deducting all Holder Expenses in connection therewith.

3.3           Company warrants, represents, covenants and agrees that:

a.           Company has good and marketable title to the Collateral. Holder has and shall continue to have a first priority perfected security interest in and to the Collateral. The Collateral shall at all times remain free and clear of all liens, encumbrances and security interests (except those in favor of Holder);

b.           All Accounts are and will, at all times pertinent hereto, be bona fide existing obligations created by the sale and delivery of merchandise or the rendition of services to account debtors in the ordinary course of business, free of liens, claims, encumbrances and security interests (except as held by Holder and except as may be consented to, in writing, by Holder) and are unconditionally owed to Company without defenses, disputes, offsets counterclaims, rights of return or cancellation, and Company shall have received no notice of actual or imminent Bankruptcy or insolvency of any account debtor at the time an Account due from such account debtor is assigned to Holder; and

c.           At the time each Account is assigned to Holder, all property giving rise to such Account shall have been delivered to the account debtor or to the agent for the account debtor for immediate shipment to, and unconditional acceptance by, the account debtor. Company shall deliver to Holder, as Holder may from time to time require, delivery receipts, customers’ purchase orders, shipping instructions, bills of lading and any other evidence of shipping arrangements. Absent such a request by Holder, copies of all such documentation shall be held by Company as custodian for Holder.

4.           EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Company under this Agreement:

a.           If Company fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in the Note or this Agreement, or any other present or future document, instrument or agreement between Company and Holder;

b.           If any representation, statement, report or certificate made or delivered by Company, or any of its officers, employees or agents to Holder is not true and correct;

c.           If there is a material impairment of the prospect of repayment of all or any portion of Company's Indebtedness or a material impairment of the value or priority of Holder's security interest in the Collateral;

5.           HOLDER’S RIGHTS AND REMEDIES.

5.1           Upon the occurrence of an Event of Default by Company under this Agreement, Holder may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Company:

a.           Declare Company's Indebtedness, whether evidenced by this Agreement, installment notes, demand notes or otherwise, immediately due and payable to Holder;

b.           Cease advancing money or extending credit to or for the benefit of Company under this Agreement, or any other agreement between Company and Holder;

c.           Terminate this Agreement as to any future liability or obligation of Holder, but without affecting Holder's rights and security Interests in the Collateral, and the Indebtedness of Company to Holder;

d.           Without notice to or demand upon Company or any guarantor, make such payments and do such acts as Holder considers necessary or reasonable to protect its security interest in the Collateral. Company agrees to assemble the Collateral if Holder so requires and to make the Collateral available to Holder as Holder may designate. Company authorizes Holder to enter the premises where the Collateral is located, take and maintain possession of the Collateral and the premises (at no charge to Holder), or any part thereof, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Holder appears to be prior or superior to its security interest and to pay all expenses Incurred in connection therewith;

e.           Without limiting Holder's rights under any security interest, Holder is hereby granted a license or other right to use, without charge, Company’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property or a similar nature as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Company's rights under all licenses and all franchise agreement shall inure to Holder's benefit, and Holder shall have the right and power to enter into sublicense agreements with respect to all such rights with third parties on terms acceptable to Holder;

f.           Sell or dispose the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Company's premises) as is commercially reasonable in the opinion of Holder. It is not necessary that the Collateral be present at any such sale. At any sale or other disposition of the Collateral pursuant to this Section, Holder disclaims all warranties which would otherwise be given under the Uniform Commercial Code, including without limitation a disclaimer of any warranty relating to title, possession, quiet enjoyment or the like, and Holder may communicate these disclaimers to a purchaser at such disposition. This disclaimer of warranties will not render the sale commercially unreasonable;

g.           Holder shall give notice of the disposition of the Collateral as follows:

(1)           Holder shall give Company and each holder of a security interest in the Collateral who has filed with Holder a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made;

(2)           The notice shall be personally delivered or mailed, postage prepaid, to Company's address appearing in this Agreement, at least ten (10) calendar days before the date fixed for the sale, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Company claiming an interest in the Collateral shall be sent to such addresses as have been furnished to Holder or as otherwise determined in accordance with Section 9-611 of the Uniform Commercial Code; and

(3)           If the sale is to be a public sale, Holder shall also give notice of the time and place by publishing a notice one time at least ten (10) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held; and

(4)           Holder may credit bid and purchase at any public sale.

h.           Company shall pay all Holder Expenses incurred in connection with Holder's enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Holder;

i.           Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Company. Any excess will be returned, without interest and subject to the rights of third parties, to Company by Holder, or, in Holder's discretion, to any party who Holder believes, in good faith, is entitled to the excess;

j.           The proceeds of any sale or other disposition of Collateral authorized by this Agreement shall be applied by Holder first upon all expenses authorized by the Uniform Commercial Code and all reasonable attorney fees and legal expenses incurred by Holder, whether in-house or outside counsel is used, the balance of the proceeds of the sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to remaining Indebtedness and the surplus, if any, shall be paid over to Company or to such other person(s) as may be entitled to it under applicable law. Company shall remain liable for any deficiency, which it shall pay to Holder immediately upon demand. Company agrees that Holder shall be under no obligation to accept any noncash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable. If Holder agrees in its sole discretion to accept noncash proceeds (unless the failure to so would be commercially unreasonable), Holder may ascribe any commercially reasonable value to such proceeds. Without limiting the foregoing, Holder may apply any discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Holder; and

k.           The following shall be the basis for any finder of fact's determination of the value of any Collateral which is the subject matter of a disposition giving rise to a calculation of any surplus or deficiency under the Uniform Commercial Code: (i) The Collateral which is the subject matter of the disposition shall be valued in an 'as is' condition as of the date of the disposition, without any assumption or expectation that such Collateral will be repaired or improved in any manner; (ii) the valuation shall be based upon an assumption that the transferee of such Collateral desires a resale of the Collateral for cash promptly (but no later than 30 days) following the disposition; (iii) all reasonable closing costs customarily borne by the seller in commercial sales transactions relating to property similar to such Collateral shall be deducted including, without limitation, brokerage commissions, tax prorations, attorney's fees, whether in-house or outside counsel is used, and marketing costs; (iv) the value of the Collateral which is the subject matter of the disposition shall be further discounted to account for any estimated holding costs associated with maintaining such Collateral pending sale (to the extent not accounted for in (iii) above), and other maintenance, operational and ownership expenses; and (v) any expert opinion testimony given or considered in connection with a determination of the value of such Collateral must be given by persons having at least 5 years experience in appraising property similar to the Collateral and who have conducted and prepared a complete written appraisal of such Collateral taking into consideration the factors set forth above. The "value" of any such Collateral shall be a factor in determining the amount of proceeds which would have been realized in a disposition to a transferee other than a secured party, a person related to a secured party or a secondary obligor under the Uniform Commercial Code.

5.2           In addition to any and all other rights and remedies available to Holder under or pursuant to this Agreement or any other documents, instrument or agreement contemplated hereby, Company acknowledges and agrees that (i) at any time following the occurrence and during the continuance of any Event of Default, and/or (ii) termination of Holder's commitment or obligation to make loans or advances or otherwise extent credit to or in favor of Company hereunder, together with any and all other Indebtedness of Company to Holder remaining unpaid, and Company pledges to Holder and grants to Holder a continuing first priority security interest in such cash collateral so delivered to Holder.

5.3           Holder's rights and remedies under this Agreement and all other agreements shall be cumulative. Holder shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Holder of one right or remedy shall be deemed an election, and no waiver by Holder of any default on Company's part shall be deemed a continuing waiver. No delay by Holder shall constitute a waiver, election or acquiescence by Holder.